Exhibit 99.1

SECRETARY’S CERTIFICATE

The undersigned, Carmine Lekstutis, hereby certifies that he is the duly elected Secretary of JPMorgan Private Markets Fund (the “Fund”), and further certifies that the following resolutions were approved by the Board of Trustees of the Fund (the “Board”), at a meeting duly called and held on June 10, 2025, at which a quorum was at all times present and that such resolutions have not been modified or rescinded and are in full force and effect as of the date hereof.

RESOLVED, that the Officers of the Fund be, and each of the hereby is, authorized to enter into a liability insurance policy maintained by The Federal Insurance Company, a Chubb subsidiary, in the amount of and with the deductible in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate as conclusively evidenced by the execution and delivery of the liability insurance policy, which will cover the Fund and its Trustees and officers (each of whom shall be deemed a third-party beneficiary thereof) generally against liabilities and expenses arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for or relating to the Fund, subject to such ordinary exceptions as the officer executing the same, deems necessary or appropriate; and it is further

RESOLVED, that the Fund’s participation in the above-referenced liability insurance policy is in the best interests of the Fund; and it is further

RESOLVED, that the Fund shall be named as an insured under a fidelity bond maintained by The Federal Insurance Company, a Chubb subsidiary, having coverage that complies with Rule 17g-1 under the 1940 Act and issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and other employees of the Fund from time to time, containing such provisions as may be required by the rules promulgated under the 1940 Act; and it is further

RESOLVED, that the fidelity bond in the amount of $1,250,000 and in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate, as conclusively evidenced by the execution and delivery of the fidelity bond, be, and the same hereby is, approved after consideration of all factors deemed relevant by the Board, including the amount of the bond, the expected value of the assets of the Fund to which any person covered under the bond may have access, the estimated amount of the premium of such bond, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets, and the nature of the securities in the Fund’s portfolio; and it is further

Information Classification: General

RESOLVED, that the Officers of the Fund be, and each of them hereby is, authorized to enter into said fidelity bond in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate; and it is further

RESOLVED, that the employees of J.P. Morgan Investment Management Inc. (“JPMIM” or the “Adviser”) be, and hereby are, designated as the party responsible for making the necessary filings and giving notices with respect the Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized, empowered and directed to prepare, execute and file such amendments and supplements, with such changes as such officers, with the advice of counsel, shall deem necessary or appropriate, to the aforesaid agreement, as conclusively evidenced by the execution and delivery of the said amendments and supplements, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act and the rules and regulations thereunder, all in accordance with applicable law, rules and regulations and the Declaration of Trust and the By-Laws.

IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of July, 2025.

/s/ Carmine Lekstutis
Carmine Lekstutis
Chief Legal Officer and Secretary

Information Classification: General